ANNUAL MEETING
APRIL 18, 2012
PRESIDENT’S REPORT

Good morning and welcome to our sixth Annual Meeting of Stockholders.  On behalf of our Board and management, I thank you taking the time to learn more about your company and its performance this past year.

The 2011 Annual Report you received includes our Form 10-K filing with the SEC.  That document provides in dept information, extensive disclosures and detailed data on the financial underpinnings of our Company.  It’s all there—perhaps more than you ever wanted or can easily digest.  It’s a herculean effort to produce and I thank our Chief Financial Officer, Sharon Lamont, for her diligence and conscientiousness in seeing to its preparation.

This morning I hope to provide you with a keener perspective of the state of our Company.   The principal topics I will cover are:
SLIDE #1
•	Review of our financial condition and operating performance

•	Assessment of our Company’s inherent principal risks
•	Gravity of FRB waiver of dividends interim rule
•	What’s ahead

But first------
FORWARD LOOKING STATEMENTS DISCLAIMER
SLIDE
This is the customary disclaimer cautioning you as to the risks and uncertainties regarding anything I might say which can be considered a forward looking comment or statement.

REVIEW OF 2011
GENERAL OVERVIEW SLIDE
We have officially been out of the Great Recession for over a year and a half, but we all know our economy remains fragile. The market volatility of the past week reminds us of the uncertainty in our economic progress heightened by deep concern over the Euro sovereign debt crisis.

In 2011, the economy did emit some positive signals as the GDP grew modestly, the unemployment rate was trimmed a bit and consumer confidence improved.  But we still do not have the economic momentum needed to feel completely confident about the road ahead.

The Great Recession bred loan quality issues, weak loan demand, plunging real estate values;  historically low interest rates which compressed margins; regulatory “reform” imposing  an avalanche of new burdensome regulations and expense without meaningful benefit; and a stock market in which our stock, along with a host of financial stocks struggled. Arguably, this period has been the most difficult period for banks since the Depression.

While your Board and management were contending with these formidable challenges, our Company remained true to its mission; committed to its customers; supportive of its communities; grew and provided stockholders with an attractive dividend return, while also enlarging our capital.

2011 was a transformational year on the regulatory front.   We lost one federal regulator--but gained two!  As mandated by the Wall Street Reform and Consumer Protection Act (aka-Dodd-Frank), our two banks came under the safety, soundness and compliance jurisdiction of the Office of the Comptroller of the Currency (OCC), and our Company and Roma Financial Corporation, MHC are now regulated by the Federal Reserve Board.

ROMA FINANCIAL CORPORATION OVERVIEW
MAP SLIDE
As I stated at each of our five previous stockholder meetings, and it is comforting to be able to repeat it this year—the financial health of our Company remains solid.  It continues to be well capitalized, highly liquid, and maintains its premier standing and reputation.  In 2011, assets, loans and deposits were each at record levels.

We are justifiably proud of our 91 year legacy of safety, soundness, stability and sustainability and that, over the past decade, Roma Bank has grown to be the oldest and largest community bank headquartered in Mercer County.

This slide also highlights the locations of Roma’s 24 branch offices and RomAsia’s two locations in Middlesex County, and the trend in the number of deposit and loan customers since 2006.

CAPITALIZATION AND MHC COMPARISON
HIGHLIGHTS SLIDE
Based on our closing stock price on April 12, 2012, our market capitalization was $279.3 million. As our price has declined so has our market cap.

Among the twelve MHCs in New Jersey, we remain 5th in asset size and market capitalization, and 2nd in dividend yield.   We take no consolation that our stock had the lowest decline in price since the IPO of the eight MHCs reporting price declines as of December 31, 2011.  It was indeed a bad year for most bank stocks.

I quote from a recent Boenning & Scattergood market commentary---“Banks had a rough year in 2011. … In 2011, bank valuations slumped to near historic lows, plunging past levels where many investors felt they would be considered attractive.”

PRICING MULTIPLE COMPARISON SLIDE
This chart shows our stock price on April 12th, in relation to both tangible and fully converted tangible book value, and as a multiple of our 2011 earnings.  These have been compared against the median and average of a peer group of MHC’s selected by FinPro, our financial consultants.   You can see that we have lower price to book value ratios, but a higher per share earnings multiple, compared to the median.   Our ratio is above the average tangible book value ratio, but a bit lower than the average fully converted tangible book value ratio. Our price/earnings multiple is in line with the average.

 STOCK PRICE HISTORY SLIDE
This graph shows the price of our stock at the end of each quarter between the IPO date and the end of 2011, and on April 12th of this year.    It starts with the initial subscription price of $10/share on July 12, 2006. For reference, the closing price on December 31, 2011 was $10.60. On April 12th, the closing price had fallen to $9.21/share.  Since the IPO, the stock reached a high of $18.00/share on October 17, 2007 and I’m sorry to say it is currently at its low.  (Comment if stock does not recover from Friday’s low of $8.86.)

TOTAL RETURN GRAPH/IPO SLIDE
This graph shows the total return from a share of our stock purchased at the subscription price over the same period as the previous graph, compared to the SNL Thrift Index.   As of April 12th, our stock has generated a 7.3% return.  Over the same period, the SNL Thrift Index had a negative return of 63.0%.  The current total return is less favorable than that reported to you last year.  Dividends paid have been the cause for the positive return.

Our stockholders have enjoyed an appealing dividend yield.  Based on its record date price, the dividend you receive today represents a yield of 3.14%.  Since our public offering, including the dividend that is payable today, we have paid 21 consecutive quarterly dividends aggregating over $12 million.

SELECTED FINANCIAL GROWTH COMPARISONS SLIDE
This chart displays our Company’s compound annual growth rates for selected measures.  The impressive ratios for the five-year period reflect the expansion of our Company over this timeframe.  Also shown are the changes between 2010 and

2011.  The 2011 financial measures include a full year of operating the former Sterling Bank.

In 2011 we slowed our balance sheet growth, compared to the prior five year period, which reflects the influence of capital raised in the IPO and the merger.  Of note is the relative percentage improvement in this year’s net income, while the percentage change in net interest income was consistent with the prior five years’ growth rate.  The change in the allowance for loan losses reflects the elimination of reserves specific to troubled loans as required by the OCC.  Our former regulatory, the OTS generally permitted such reserves to be carried until losses were actually realized.

The OCC takes a much more conservative approach and requires they be written off in advance.

CAMEL
No, this is not our new mascot!  Although, it could, symbolically, portray our perseverance and endurance over our 91 year history.  Rather, it depicts the categories regulators focus on in assessing the overall level of safety and soundness of banks.  They are---
-C –A—M—E—L—S-

RISK MANAGEMENT SLIDE
The financial crisis of 2008 and the resultant government bailouts, and hundreds of bank failures underscored the importance of early risk recognition and risk mitigation. A risk focused approach in assessing the current and prospective health of an organization is essential.

Our board and management, working with our financial consultants have taken steps to improve our risk recognition and stressing protocols, which include identifying strategies to mitigate substantive threats to our safety and soundness.   A joint Roma Bank board-management Enterprise Risk Committee was created which performs quarterly risk self-assessments.
  In discussing each of our CAMELS components, I will provide you with a risk based perspective.

CAPITAL CHART SLIDE

Capital and its quality are the critical elements needed to grow and to buffer a business against adverse consequences of risk. Regulators place extreme importance on capital and require minimums which must be achieved to ward off intervention and a “troubled bank” designation.   This chart shows that both our banks had regulatory ratios which exceeded well-capitalized benchmarks and that our consolidated capital represented a strong average equity to average assets ratio.

Next CAPITAL CHART SLIDE
Our tangible book value per share at the end of 2011 was $7.07, up $0.18 from 2010.

The market’s valuation of a mutual holding company is fundamentally based on its tangible book value on a fully converted basis, or when all its stock is presumed issued.  As seen on this slide, ours was $13.53 based on our April 12, 2012 price and a 75% valuation factor.  Valuation multiples, used in calculating fully converted prices, have tightened over the past several years.  The slide also shows our dividend yield and dividend payout ratio for 2011 on dividend payments to minority stockholders.

There were no stock repurchases during 2011.  This past December, our Board authorized a 5% stock repurchase program which encompasses an aggregate of 330,093 shares at prices not to exceed $9.50 per share.   As of last Friday, 5,500 shares have been repurchased at an average price of $9.26 per share.

DEPLOYMENT OF CAPITAL SLIDE
What have we done with the $96.1 million of net capital raised in July 2006?  This pie chart displays the principal deployments of that capital through the end of 2011.  REFER TO CHART

RISK ASSESSMENT
Our current level of capital should not impose a constraint on future organic growth, but could limit future merger and acquisition opportunities based on a prospect’s size.     It is expected that regulatory agencies will impose stronger capital requirements on banks.  If needed, capital could be raised through a “second step” stock offering in which we would become fully publicly owned. We will continue to carefully monitor and stress test capital to ensure we maintain our strong capital position and ratios.

CAPITAL RISK ASSESSMENT
LOW
ASSETS SLIDE
This chart shows our total assets at the end of each year, since 2006.  Each year represented a record.   Until the Sterling acquisition in 2010, our growth was all internal.

ASSETS PIE CHART SLIDE
This chart shows the components of assets at the end of 2011.    Loans represent 51.0% of total assets, up from 49.1% in 2010.  This ratio is not yet at levels typically found in the industry and imposes a constraint on earning asset yield improvement.    If mortgage loans sold are added back, the percentage improves slightly to 51.6%.  Clearly, our earnings growth is closely linked with the expansion of the loan portfolios, particularly commercial loans which feature adjustable interest rate resets.

LOANS & LOAN QUALITY SLIDE
A major initiative within our strategic plan is to improve loan origination.  We have enlarged our residential Home Mortgage Consultants group with very good results, and have hired a new leader for commercial lending, whose presence has already produced administrative and volume improvements.

LOANS CHART SLIDE
This chart shows loan growth has more than doubled since 2006, and despite slackened demand since 2008, we have enlarged the portfolio each year since then.   The increase in 2011 was the largest internal year-over-year increase for the years shown.

LOAN PIE CHART COMPOSITION SLIDE
This chart shows the composition of our loan portfolio, before the allowance for loan losses and deferred items, and net of loans in process at the end of 2011.

A fairly sizable shift to commercial and consumer loans occurred since 2006, with the offset principally in residential mortgages.  This shift reflects the expansion of commercial lending over the intervening five years and the legacy Sterling Bank loans which were concentrated in commercial and consumer loans. Commercial loans represent approximately one-third of the portfolio.

ASSET QUALITY METRICS SLIDE

In rating assets, regulators focus primarily on the quality of loan portfolios in terms of their ultimate repayment.  Analytics used include loan concentrations, delinquency levels, integrity of the credit approval function, management’s effectiveness in promptly detecting problem loans and valuing them according to the likelihood of full recovery, and the resources applied to working through problem loans.  Because of the implications of loan quality on our financial condition and earnings, I will spend a bit more on its analytics.

CONCENTRATIONS BY COLLATERAL CHART (gross loans)
There are various loan concentration thresholds that regulators gauge in their assessments of risk.  This chart compares the concentrations within our loan portfolio to applicable regulatory limits.   High on regulators’ radar screens are concentrations secured by commercial real estate.  The chart shows that our concentrations are comfortably below regulatory thresholds.  Our Board has adopted internal limits to ensure compliance with regulatory limits.

The chart also shows the percentage of delinquent loans within each category.  The high delinquencies in residential and commercial construction reflect the loans acquired in the merger. These loans represent approximately 1.0% of total loans.

TREND OF DELINQUENT LOANS CHART SLIDE
This chart shows the trend in the industry level of delinquent loans, non-accrual loans and OREO at the end of each year since 2006, and our experience over that period. You can see the sharp increase in 2008 when the economy went into recession. We lagged the industry initially, but bounced up in 2010 chiefly due to the merger.   While industry levels receded somewhat at the end of 2011, our level of non-performing loans has caused our measure to increase.

NON-PERFORMING ASSETS/TOTAL ASSETS CHART SLIDE
This chart reports the extent of non-performing assets, which include non-performing loans, OREO, and troubled debt restructurings, as a percent of our total assets at the end of each year shown.   The 2011 ratio of 2.56% is not considered excessive; however, it is very important we contain further growth in this ratio.

ASSET QUALITY METRICS SLIDE
This chart presents key metrics used in the industry in assessing asset/loan quality.

The inclusion of approximately $18 million in non-performing loans assumed in the acquisition contributed heavily to the spike in 2010’s ratios.  Despite their growth, these ratios do not pose a significant threat to our financial health or capital.
However, they are higher than the median of our peer comparisons and they command a substantial amount of management attention and impose a restraint on income, since they are non-earning assets.

Loan charge-offs increased significantly in 2011 to nearly 1.0% of average loans outstanding.  This was precipitated by adhering to the OCC’s stance that reserves established against specific loans be written off even if realization of losses has not occurred.  Our previous regulator, the OTS, permitted such reserves until evidence of loss was certain.  Approximately, $5.2 million of specific reserves were written off, accounting for the reduction in the allowance for loan and lease losses and the ratios presented.  The charge-offs do not negate recovery actions against collateral and guarantors.  They will, however, influence the future level of provisions for loan losses since charge-off experience is a factor in the methodology we use.
When the available credit marks are added to the allowance, the ratio to total loans more than doubles to 1.28% and represents approximately 40.0% of non-performing loans putting us in line with the median of the MHC peer group against whom we are measured by our financial consulting firm, but lower than an wider group of non-MHCs also used for comparison.

There was an appreciable reduction in the provision in 2011- a positive sign of a slowing in problem loans. But, I caution, with the vagaries in the economy, this trend could well reverse itself this year and in the future.

A measure of a bank’s vulnerability from non-performing loans receiving more attention is the Texas Ratio.  It measures non-performing loans and other real estate owned as a percentage of tangible capital, plus loan loss reserves. A bank with a ratio above 100% is viewed as a high risk for failure, and above 50.0% as heading for trouble.  Our ratio at the end of 2011 was 21.6% without credit marks, and 20.4 % with credit marks.  The ratio was 30% without credit marks at the end of 2010.

 ASSET QUALITY METRICS—NON-PERFORMING SLIDE
At the end of 2011, non-performing loans aggregated $44.9 million; up $4.5 million over 2010.

Commercial loans declined to approximately 47.0% of non-performing loans at the end 2011, compared to approximately 60.0% the prior year. The reduction was due to proportionate increases in legacy Sterling residential construction loans.

The amount of our ALLL and its ratio, with and without credit marks, to non-performing loans are also shown.

CREDIT APPROVAL SLIDE
We have substantially improved our loan underwriting or credit approval processes and enhanced our loan portfolio management by the addition, in late 2010, of a Chief Credit Officer and establishing a discrete credit department totally independent from the loan department.  In addition, we have had in place, for more than two years, a loan classification committee, which independently affirms or adjusts the ratings assigned to commercial loans and determines the appropriate

carrying values of loans.   Our loan resolution efforts are led by a workout officer.   The laborious process is benefitting greatly from the addition of an in house attorney who is working closely with our former outside lead counsel, Rudy Palombi, Jr., and coordinating and monitoring the work of other outside litigation attorneys.

INVESTMENT QUALITY PROFILE SLIDE
This chart shows the investment quality profile of the portfolio, excluding money market and interest earning cash deposits. Many banks that failed experienced a severe deterioration in investment quality.

As shown in the chart, our investment securities carry excellent quality ratings, anchored by mortgage-backed and agency securities rated AAA.

Our Board and senior management are intently monitoring asset quality to mitigate the financial risks posed by an expansion of CLICK ONCE non-performing loans.

ASSET QUALITY RISK ASSESSMENT

HIGH
Slowly improving
Closely Hinged to the Economy

MANAGEMENT
It is a test of objectivity to perform a risk assessment of management.   Regulators principally rate management within the context of safety and soundness, compliance, controls, procedures, and policies, in addition to the competence and experience of management and the depth of board involvement.   Factors considered in assessing our management/organizational risks were:

MANAGEMENT SLIDE
•	Strong board with diverse and relevant business experience—a board that is fully engaged
•	Experienced and tenured senior and middle management
•	Financial performance and quality of capital
•	Ongoing education and training
•	Senior and middle management succession plan
•	Added staff and resources to strengthen loan workout and compliance functions
•	Added in house attorney, and

•	ERM Committee

MANAGEMENT RISK ASSESSMENT
LOW
NET INCOME SLIDE
From an earnings standpoint, it was a better year, but not indicative of the full extent of our earnings potential. Our core earnings are fundamentally strong, but for the past several years net income has been unduly influenced by provisions for loan losses.  The low interest rate environment has significantly reduced our yield on earning assets, as have the level of non-performing loans.

EARNINGS SLIDE
Our core earnings in 2011 were augmented by a $2.4 million reduction in the provision for loan losses and were approximately $1.8 million higher than the prior year.  Net income also benefitted from a record level of net interest income, which climbed to $52.7 million.

Regulatory actions affecting overdraft protection and interchange fees will exert pressure on our non-interest income.  Further, we will incur more expense related to

collateral taken in foreclosure actions until we dispose of the properties.   Irrespective, our projections covering the three year period beginning this year anticipate improved earnings over those reported for 2011 principally predicated on growth in loan demand.

INT. INCOME/EXP RATIONS CHART SLIDE
 Growth in earning assets overshadowed a decline in our average yield on earning assets.  Low interest rates and intentionally shortening the maturities of our investments tightened our yield on earning assets.

A reduction in our cost of funds helped contain the effect of deposit growth on interest expense.  Our average net interest spread tightened slightly to 2.82%.

NON-INT. EXP SLIDE
With pressure on spreads, cost containment is very important.  This chart shows our non-interest expense as a percentage of assets.  You will see that until 2011 this ratio was trending down.  There were several factors at play over this period.  We raised capital in 2006 which increased our assets and helped lower the ratio.   Additionally, between then and 2009, we experience our largest organic growth.   The steep reduction in 2010 reflects a half year of operating the former Sterling Bank, with approximately $300 million of acquired assets added to year-end assets.  2011 reflects a full year of operating Sterling and pushed up the ratio, however, the ratio is still below the average ratio for 2006 to 2009.   For comparison, data supplied to us by BankRegData.com showed that for the past twelve quarters our ratio of expense to average earning assets was below 99 similar sized National Asset Peers they selected for comparison.  I believe this speaks well of our efforts to contain cost in view of our lower ratio of earning assets and the additive expense of regulatory compliance.

EARNINGS RISK ASSESSMENT
MODERATE
LIQUIDITY
Simply put, liquidity means having access to internal and external sources of funds to meet operating cash requirements and/or significant unexpected deposit withdrawals.  Failure to maintain a sufficient reservoir of cash, or to be able to access cash from investment sales or borrowings, can adversely affect our financial condition or overall safety and soundness.

Deposits provide our primary source of liquidity.  Structuring both the deposit portfolio and the assets they fund are critical

elements in maintaining sufficient liquidity.   Additionally, maintaining sufficient qualified collateral to support borrowings is also of high importance.

DEPOSIT GROWTH AND COMPOSITION CHART SLIDE
This somewhat busy chart shows the trend in deposits since 2006 and the composition of deposits as of December 31st for each of the years displayed.

Deposit growth was intentionally slowed during the second half of 2011 in response to lukewarm loan demand, the absence of desirable investment opportunities, and to improve the mismatch of assets and liabilities in combating interest rate risk exposure and sensitivity.  We lowered our deposit rate benchmarks from between the low and high in our market and moved closer to the average.   The exodus of deposits has principally been from customers with only certificates of deposit relationships.    This is reflected in the lower percentage of certificates comprising our 2011 year end deposits.

You can see that we have a good distribution of deposits, and combined with our liquid investments and our substantial borrowing capacity, we have a very strong liquidity position.

MARKET SHARE SLIDE
This chart shows our market share as of June 30, 2011, the most recent available date for this data, and the prior two years in all the counties we have branches except for Camden County.      While deposit growth was intentionally slowed, Roma Bank’s market share expanded.  This was achieved despite fierce competition from both banks and credit unions, and prudently controlling deposit rates.   The sizable increase in Mercer in 2010 was from Bank of America closing a Merrill Lynch location and shifting its deposits elsewhere.  The acquisition of Sterling Bank boosted our market share in Burlington County in 2010.

MARKET DEPOSIT SHARE BY COUNTY SLIDE
These slides give you a picture of our relative ranking in the two counties in which we are most prominent as of June 30, 2011.     You will note that we are 4th in Mercer, behind only the largest national and regional banks, and ahead to such giants as TD, and Santander, and in 6th place in Burlington.  In Middlesex and Ocean Counties, we have significant upward potential!

LIQUIDITY RISK ASSESSMENT
LOW
SENSITIVITY
Interest rate sensitivity risk is endemic to banking since loans and investments which are longer term in duration are typically funded with shorter term deposits.  This maturity mismatch can be particularly detrimental in a rising rate environment, by lowing interest income potential and eroding the economic value of equity or capital.

SENSITIVITY/INT RATE RISK SLIDE
Protracted periods of low interest rates, not only lessen yields for depositors and for banks, but also set the stage for a future threat if rates increase dramatically before assets and liabilities can be repositioned.    Over the course of 2011, we significantly lowered the negative mismatch of our earning assets and our deposits and lessened the extent of sensitivity to rate increases on our income and capital. However, as we suspect is the case with most other thrifts, we still have a moderately high level of interest rate risk and resulting sensitivity.  Our Enterprise Risk Management Committee reviews our asset-liability mismatch and sensitivity on a quarterly basis.

SENSITIVITY RISK ASSESSMENT
HIGH
BUT IMPROVING

SUMMARY
We have identified and measured our exposures and implemented steps to control and mitigate the impact of high risk factors on our financial performance.

DIVIDEND WAIVER SLIDE
I now must discuss with you a matter of grave importance.

Of the concerns I expressed last year about the implications of Dodd-Frank, one has indeed materialized which is of critical importance to each of us as investors in Roma Financial Corporation and to the investors of all other public mutual holding companies.

Before I begin, let’s take a look at our corporate structure and the ownership of our stock.

ORGANIZATION CHART SLIDE
REVIEW OWNERSHIP STRUCTURE OF ORGANIZATION CHART

COMMON STOCK HOLDINGS CHART  SLIDE
This chart displays the categories of stock ownership and respective percentages at December 31, 2011.  Share repurchases have lowered public ownership from 30% at the
IPO date, to 24.5%.      (Focus on the structure and the MHC).

CAUSE SLIDE
On August 11th last year, the FRB issued what is known as an interim final rule (Regulation MM) which will impose onerous, costly, and disruptive conditions in order for an MHC to waive dividends.  A dividend waiver permits directors of a parent and majority stockholder (in our case Roma Financial Corporation, MHC) of a stock issuing company (in our case Roma Financial Corporation),  to agree not to receive dividends declared by the stock issuing company.   This has the effect permitting dividends paid to minority stockholders to be more than if dividends were paid on all outstanding shares.  Over the years,

the market has come to rely on the dividend waiver as part of a MHC structure in making investment decisions.    Stockholders understand that the stock subsidiary may pay a slightly higher dividend in exchange for them taking a minority ownership position in an institution that is controlled by the MHC.

We believe that the interim final rule is inconsistent with Dodd-Frank.  Dodd-Frank specifically provided that MHCs who waived dividends prior to December 1, 2009 would be considered “grandfathered” from the dividend waiver restrictions specified in the law.    Since Roma Financial Corporation, MHC met this condition, it is considered “grandfathered”.
 One would reasonable infer this means that the dividend waiver conditions would be unchanged in our case.   Those conditions for “grandfathered” MHCs are the same as those previously applied by the OTS in approving waivers.   They are—
•	The waiver would not be detrimental to the safe and sound operation of the savings association and,
•	The MHC’s board of directors expressly determines that a waiver of dividends by the MHC is consistent with the

•	fiduciary duties of the board to the MHC’s mutual members.

RULES SLIDE
The FRB rule goes well beyond this.  It requires that an affirmative vote of a majority of the mutual members of the MHC be obtained annually; 12 months prior to the declaration of a dividend.  We have been informed that obtaining this vote would cost well in excess of $200,000.   In our opinion, besides the expense, this requirement will cause turmoil and confusion.   It would transfer the legitimate right of a board of directors to determine if and when dividends are to be paid to members of the MHC.  This creates a fundamental corporate governance shift by empowering MHC members with rights of ownership and control which they did not have previously.

ARGUABLE PREMISE SLIDE
The FRB subscribes to the premise that directors of the MHC, who are also stockholders of the public company have an irreconcilable conflict of interest which can only be overcome by prohibiting them from receiving dividends or by the vote of the MHC members to waive dividends.  The consequence of this rule would be to impose new restrictions or limitations on the stock ownership of directors or treat directors who own stock differently than all other stockholders.

Director DeBlasio and I, along with executives of three other NJ MHCs, met with staff of the FRB to discuss the impact of this rule.  It was clear to all in attendance, that this premise of significant conflict derives from the notion that the directors of MHCs control a significant number of shares of the public company.   Therefore, the FRB considers it self-serving directors to waive dividends to the MHC, presumably so that a higher dividend rate can be paid to all public stockholders, including those same directors.

The FRB staff seemed truly surprised when informed of the limited percentage of shares controlled by the directors of the four MHCs represented at the meeting.  In our case, as of the  record date for this meeting, our directors as a group , own or control, exclusive of unvested restricted shares and unexercised stock options, 1.55% of the outstanding public shares.  This is not a level that would leave one to conclude that personal benefit would unjustly motivate our directors.

EFFECTS SLIDE
Effectively curtailing an inherent right of a stockholder to dividends would create a disincentive for boards and senior management to own stock in their companies.  This is contrary to the accepted tenet that boards and senior management should be encouraged to own stock in their companies since it aligns their interests with those of all stockholders.

 Regretfully, mandating an annual dividend waiver vote appears to be the only way the FRB sees to remedy the perceived conflict of interest and permit dividends to be paid to directors and other senior officers.

If the rule is unchanged and a required vote of members does not approve a waiver, it means that any dividend declared  must also be paid on the 22, 584,995 shares held by the MHC!  You can see how this would pose a significant threat, not only to the current level of dividends, but to the payment of dividends.  Additionally, paying dividends to the MHC will unnecessarily reduce the capital of the bank, with no mechanism to return that capital to the bank, and will cause Federal and state taxes to be incurred unnecessarily.

ACTIONS SLIDE
Prior to meeting with FRB staff, we expressed our opposition to the Rule by submitting a letter during the comment period and recently joined an advocacy association—“America’s Mutual Holding Companies” which will continue waging opposition to the rule.  Additionally, the board of our MHC has passed a resolution approving a waiver of dividends for the three remaining quarters of this year and a request for approval has been submitted to the FRB.

STATUS SLIDE
So where are we?  We are in limbo.  Staff of the FRB has signaled they will not accept dividend waiver requests without complying with the rule.  By treating requests as incomplete they avoid denials or action by their board.  The uncertainty this creates is certainly disruptive to the Company and our stockholders.

COMMUNITY SUPPORT SLIDE
We are proud to be the oldest and largest community bank in Mercer County and acknowledge the corporate responsibility to the community it entails.   In our Annual Report we discussed our organizational culture and tradition of giving and that of

our employees and customers, and identified some of the principal recipients of our support.   We acknowledge that you, our stockholders, play a pivotal role in perpetuating our legacy of community support.

SALUTE MAURY SLIDE
Speaking of culture and tradition, last June, Maury Perilli retired after 21 years as Chairman and 41 years as a board member.  Maury remains an icon in our community.  He brought respect, dignity, and integrity to our company both as a director and as its Executive Vice-President.  He was indeed the head of the Roma Bank Family.  We all benefited from his perception, common sense and willingness to embrace change.  On a personal note, I will be forever grateful for the opportunity he gave me in making it possible to share the Roma story with him.  Thank you, Maury and duo cent’ an!

WHAT’S AHEAD-LOOKING AHEAD SLIDE
Little has changed since last year when I said there are still too many uncertainties in play to conclude that we will experience sustained improvement in our economy.   Foreclosure pipelines are clogged, unemployment still too high, fuel prices are in the stratosphere, consumer confidence has dipped again and Euro Zone economies and now China’s economy is shaky, causing worldwide economic tremors.

Yet, there are indications that the pulse of the economy is beating faster.  Jeff Otteau, who tracks the NJ housing market, said our housing market is recovering and this spring’s home-selling season will be the liveliest in four years.   Currently, both our commercial and residential loan demand is ahead of last year’s pace for the first quarter.  However, vigorous price competition is squeezing commercial yields.

With 16% of NJ homeowners either in foreclosure or late on their mortgage payments as of this past March, we are mindful that we will be navigating through strong currents.

Despite those macro factors we cannot control, such as overly burdensome and costly regulatory constraints and the global economic forces which precipitate Wall Street fears and depress stock values, we pledge to continue our pursuit of excellence and commitment to community banking.  We are confident we possess the essential attributes to continue to grow and prosper.  We will not waiver in our goal to enhance the strength, reputation and value of Roma Financial Corporation.

On behalf of the Board of Directors, management, and all who make up the Roma Financial Corporation Family, I thank you for your steadfast support during these turbulent times, your confidence in our board and management, and in our Company’s future.

RFC SLIDE